CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 11, 2002 and February 15, 2002, relating to the audited financial statements and financial highlights which appear in the December 31, 2001 Annual Reports to Shareholders of PBHG REIT Fund (of PBHG Funds) and Analytic Enhanced Equity Fund (formerly of UAM Funds, Inc. II), respectively, which are also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Counsel and Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 8, 2002